Exhibit 99.1

Bill Aulet	Billy Balfour
Viisage	PAN Communications
978.932.2424	978.474.1900
aulet@viisage.com	viisage@pancomm.com

Viisage Takes Initiative to Help End Stalemate in Georgia Drivers’ License Contract Dispute

Viisage to receive $2.5 million payment; New request for proposals to be issued by Georgia Department of Motor Vehicle Safety

BILLERICA, Mass., Jul 21, 2004 — Viisage (Nasdaq: VISG), a leading provider of advanced technology identity solutions, today announced that the Company has taken decisive action to resolve the continuing stalemate over the implementation of the State of Georgia drivers’ license contract. Under the terms of the agreement with the Georgia Department of Motor Vehicle Safety (DMVS), Viisage will receive a settlement of $2.5 million as reimbursement for work completed on the drivers’ license contract awarded to Viisage in November 2002. This settlement terminates the current Georgia DMVS contract with Viisage. The agency has confirmed that it intends to file a motion to dismiss the lawsuit initiated by a Viisage competitor contesting the contract award. The Georgia DMVS also has confirmed that it plans to issue a new request for proposals for a new drivers’ license system as soon as possible and no later than the end of October 2004.

“The State of Georgia Department of Motor Vehicle Safety has a responsibility to protect its citizens from identity-related crimes. Recognizing that the State has been unable to fulfill this responsibility for the past year due to the litigation, we chose to take a proactive step to help resolve this issue. Viisage and the State agreed that for the benefit of both our constituents, it was best to terminate our contract, settle final payments and enable the State to issue a request for proposals for a new contract,” said Bernard Bailey, president and CEO of Viisage. “This is an amicable agreement with a valued customer on a contract that we believe was appropriately awarded to Viisage. We fully intend to compete for the new contract and are confident that, if re-awarded the contract, our advanced technology identity solutions would successfully fulfill the Georgia DMVS’s needs for a state-of-the art solution.”

The cash payment of $2.5 million will be received in the third quarter of 2004 and recognized on Viisage’s balance sheet at that time. Of this payment, $2 million covers work performed by Viisage under the drivers’ license contract, and the remaining $500,000 balance reflects the purchase by the State of certain assets that Viisage acquired specifically for the deployment of the Georgia solution. This settlement is expected to end the substantial and escalating legal costs that Viisage has been incurring over the past year. Also, had this settlement been negotiated during the second quarter, the Company’s backlog at June 27, 2004 would have been $151 million rather than $171 million which included the Georgia contract.

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage creates solutions using secure credentials and face recognition technologies that quickly, reliably, and accurately identify individuals. With over 3,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by Viisage through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the size and timing of contract awards, performance on contracts, availability and cost of key components, unanticipated results from audits of the financial results of acquired companies, changing interpretations of generally accepted accounting principles, outcomes of government reviews, potential fluctuations in quarterly results, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in Viisage’s filings with the Securities and Exchange Commission, including without limitation, Viisage’s Form 10-K for the year ended December 31, 2003 and its quarterly reports on Form 10-Q. Viisage undertakes no obligation to update any forward-looking statements.